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                                                                   Exhibit 5.1

                      [LETTERHEAD OF DEBEVOISE & PLIMPTON]

                                                                August 14, 2001


Riverwood International Corporation
Riverwood Holding, Inc.
RIC Holding, Inc.
3350 Riverwood Parkway
Suite 1400
Atlanta, Georgia 30339

                       Registration Statement on Form S-4
                     of Riverwood International Corporation,
                           Riverwood Holding, Inc. and
                                RIC HOLDING, INC.
                     ---------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Riverwood International Corporation, a Delaware corporation (the "Company"), to the Company's parent corporation, RIC Holding, Inc., a Delaware corporation ("RIC Holding"), and to RIC Holding's parent corporation, Riverwood Holding, Inc., a Delaware corporation ("Holding," and together with RIC Holding, the "Guarantors"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement"), which includes a form of prospectus (the "Prospectus") relating to the proposed exchange by the Company of $250,000,000 aggregate principal amount of the Company's unsecured 10 5/8% Senior Notes due 2007 issued on June 21, 2001 (the "Existing Notes") for $250,000,000 aggregate principal amount of its unsecured 10 5/8% Senior Notes due 2007, which are to be registered under the Act (the "New Notes"). The New Notes will be guaranteed on an unsecured basis by the Guarantors (such guarantees, the "New Guarantees"). The New Notes are to be issued and the New Guarantees will be given pursuant to the Indenture, dated as of June 21, 2001 (the "Indenture"), among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company, the Guarantors and others. With your permission, for purposes of the opinion

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Riverwood International Corporation                          August 14, 2001
Riverwood Holding, Inc.
RIC Holding, Inc.


expressed herein, we have assumed that (I) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (II) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (III) the Indenture is valid, binding and enforceable with respect to the Trustee, and (IV) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

         Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

                  1. When executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  2. Upon the execution, authentication and issuance of the New Notes in accordance with the Indenture and the delivery of the New Notes in exchange for the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

         The foregoing opinion is limited by and subject to the effects of (I) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (II) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

         We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

Riverwood International Corporation                          August 14, 2001
Riverwood Holding, Inc.
RIC Holding, Inc.





                                                     Very truly yours,

                                                     /S/ DEBEVOISE & PLIMPTON


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